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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated January 20, 2010 on the financial statements of the RiverSource Intermediate Tax-Exempt Fund and RiverSource Tax-Exempt Bond Fund of the RiverSource Tax-Exempt Series, Inc. included in the Annual Reports for the period ended November 30, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 60 to the Registration Statement (Form N-1A, No. 2-57328) of the RiverSource Tax-Exempt Series, Inc.


                                        /s/ Ernst & Young, LLP

Minneapolis, Minnesota
January 20, 2010